UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OF 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2014

ASTA HOLDINGS, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-193153	68-0683334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Clematis Street, Suite 217, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 561-514-0936

 14 Zelenaya Street, Ste. 20, Guryevsk, Russian Federation, 238300
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.                          Changes in Control of Registrant.

Effective November 21, 2014, Uladzimir Astafurau, the Company's President, Treasurer, Secretary, sole director and the holder of approximately 77.5% of the outstanding shares of common stock, $0.001 par value per share (the "Common Stock"), of Asta Holdings Corp. (the "Company"), entered into and closed on a Stock Purchase Agreement (the "Stock Purchase Agreement") with George Furlan. Pursuant to the terms of the Stock Purchase Agreement, Mr. Astafurau sold and Mr. Furlan purchased purchased 7,500,000 shares of the Company's Common Stock, in exchange for Mr. Furlan's payment of $150,000 to Mr. Astafurau (the "Stock Purchase"). Mr. Furlan funded the payment for the Stock Purchase from his available cash on hand. In addition, effective November 21, 2014, Mr. Astafurau agreed to release the Company and Mr. Furlan from any stockholder loan that was owed by the Company to Mr. Astafurau. As a result of the Stock Purchase, Mr. Furlan became the owner of approximately 77.5% of the Company's outstanding Common Stock. A copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Consistent with the intent of the parties to the Stock Purchase Agreement, effective November 21, 2014, Mr. Astafurau resigned as President, Treasurer, Secretary and sole director of the Company, and Mr. Furlan was appointed as the Company's President, Secretary and sole director.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters. As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Stock Purchase, effective November 21, 2014, Mr. Astafurau resigned as the Company's President, Treasurer, Secretary and sole director. Effective November 21, 2014, the Board appointed Mr. Furlan as the Company's President, Secretary and sole director, to serve in such roles until his successor is appointed.

Mr. Furlan, age 59, has been an executive and consultant with more than 20 years of in–depth experience in building and expanding early stage, mid–tier, and global companies in the areas of fashion design, merchandising, sourcing, sales, business planning and financial and organizational management to achieve short and long–term goals. Mr. Furlan is also a guest lecturer at the Parsons School of Design in New York City.

As Mr. Furlan is the Company's sole executive officer and director, no family relationship exists between Mr. Furlan and any other executive officer or director. There have been no transactions, and are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company's total assets at year end for the last two completed fiscal years, and in which Mr. Furlan had or will have a direct or indirect material interest.

The Company has not entered into any compensation arrangements with Mr. Furlan. The Company will not pay a salary to Mr. Furlan until it has adequate funds to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTA HOLDINGS CORP.

Date: December 8, 2014	By:	/s/ George Furlan
George Furlan, President